N E W S R E L E A S E

CONTACT: Paul Seavey	FOR IMMEDIATE RELEASE
(800) 247-5279	January 25, 2021

ELS REPORTS FOURTH QUARTER RESULTS
Introduces 2021 Earnings Guidance and Increases Annual Dividend

CHICAGO, IL – January 25, 2021 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (referred to herein as “we,” “us,” and “our”) today announced results for the quarter and year ended December 31, 2020.
All Common Stock and OP Units as well as per share results reflect the two for one stock split that was completed on October 15, 2019. Additionally, all per share results are reported on a fully diluted basis unless otherwise noted.
Financial Results for the Quarter and Year Ended December 31, 2020
For the quarter ended December 31, 2020, total revenues increased $13.3 million, or 5.1 percent, to $271.9 million compared to $258.6 million for the same period in 2019. For the quarter ended December 31, 2020, net income available for Common Stockholders increased $9.6 million, or $0.05 per Common Share, to $64.6 million, or $0.35 per Common Share, compared to $55.0 million, or $0.30 per Common Share, for the same period in 2019.
For the year ended December 31, 2020, total revenues increased $54.1 million, or 5.2 percent, to $1,091.4 million compared to $1,037.3 million for the same period in 2019. For the year ended December 31, 2020, net income available for Common Stockholders decreased $50.8 million, or $0.29 per Common Share, to $228.3 million, or $1.25 per Common Share, compared to $279.1 million, or $1.54 per Common Share, for the same period in 2019. The financial results for 2019 included a gain of $52.5 million on the sale of five all-age MH communities.
Non-GAAP Financial Measures and Portfolio Performance
For the quarter ended December 31, 2020, Funds from Operations (“FFO”) available for Common Stock and OP Unit holders increased $9.4 million, or $0.05 per Common Share, to $108.9 million, or $0.57 per Common Share, compared to $99.5 million, or $0.52 per Common Share, for the same period in 2019. For the year ended December 31, 2020, FFO available for Common Stock and OP Unit holders increased $0.4 million, to $406.4 million, or $2.11 per Common Share, compared to $406.0 million, or $2.11 per Common Share, for the same period in 2019.
For the quarter ended December 31, 2020, Normalized Funds from Operations (“Normalized FFO”) available for Common Stock and OP Unit holders increased $9.4 million, or $0.05 per Common Share, to $108.9 million, or $0.57 per Common Share, compared to $99.5 million, or $0.52 per Common Share, for the same period in 2019. For the years ended December 31, 2020, Normalized FFO available for Common Stock and OP Unit holders increased $16.9 million, or $0.08 per Common Share, to $418.7 million, or $2.17 per Common Share, compared to $401.8 million, or $2.09 per Common Share, for the same period in 2019.
For the quarter ended December 31, 2020, property operating revenues, excluding deferrals, increased $13.2 million to $261.9 million compared to $248.7 million for the same period in 2019. For the year ended December 31, 2020, property operating revenues, excluding deferrals, increased $54.9 million to $1,051.4 million compared to $996.5 million for the same period in 2019. For the quarter ended December 31, 2020, income from property operations, excluding deferrals and property management, increased $5.9 million to $152.9 million compared to $147.0 million for the same period in 2019. For the year ended December 31, 2020, income from property

i

operations, excluding deferrals and property management, increased $25.4 million to $606.8 million compared to $581.4 million for the same period in 2019.
For the quarter ended December 31, 2020, Core property operating revenues, excluding deferrals, increased approximately 4.6 percent and Core income from property operations, excluding deferrals and property management, increased approximately 3.6 percent compared to the same period in 2019. For the year ended December 31, 2020, Core property operating revenues, excluding deferrals, increased approximately 3.9 percent and Core income from property operations, excluding deferrals and property management, increased approximately 2.9 percent compared to the same period in 2019.
Business Updates
Page 1 of this Earnings Release and Supplemental Financial Information provides an operations update.
Investment Activity
Since October 2020, we have completed the following acquisitions, representing a total investment of $214.5 million:
•Dolce Vita at Superstition Mountain, a 484-site age-qualified MH community with entitlements to an additional 228 sites for development, and Meridian RV Resort, a 264-site RV community, in Apache Junction, Arizona,
•Leisure World RV Resort, a 333-site RV community, and Trails End RV Resort, a 362-site RV community, located in the Rio Grande Valley, Texas,
•Harbor Point RV Community, a 203-site RV community located in Sneads Ferry, North Carolina, and Topsail Sound RV Park, a 230-site RV community located in Holly Ridge, North Carolina, both are coastal and less than four miles apart,
•Marker 1 Marina, a 477-slip marina located near Tampa, Florida, and
•Okeechobee KOA Resort, a 740-site RV community located in Okeechobee, Florida, acquired in January 2021.
The acquisition of these properties was funded with available cash and our line of credit, as well as a loan assumption of $6.9 million.
We also completed the acquisition of our joint venture partners' interests in a 64-acre MH development property adjacent to our Voyager RV Resort located in Tucson, Arizona for $6.1 million, which was funded with available cash. Once the development is completed, it is expected to contain approximately 300 sites.
As part of our strategy to expand owned communities with additional developed sites, in November and December of 2020, we completed the acquisitions of three parcels of land adjacent to three of our properties for an aggregate purchase price of $4.3 million, which was funded with available cash.
2021 Full Year Guidance (1)

2021 Core MH rate growth	4.2%
2021 Core RV Annual rate growth	4.5%
Core Income from property operations, excluding deferrals and property management growth rate (2)	3.3% to 4.3%
Net Income/share (3)	$1.39 to $1.49
Normalized FFO/share (3)(4)	$2.26 to $2.36
_______________________
(1)    Core MH and RV Annual rate growth estimates for 2021 represent management's estimate of the most likely outcome. Full year 2021 guidance ranges represent a range of possible outcomes and the midpoint reflects management's estimate of the most likely outcome. Actual growth rates and per share amounts could vary materially from growth rates and per share amounts presented above if any of our assumptions, including occupancy and rate changes, our ability to integrate and operate recent acquisitions and costs to restore property operations and potential revenue losses following storms or other unplanned events, is incorrect. See forward looking statements in this release for additional factors impacting our 2021 full year guidance assumptions.
(2)    First Quarter 2021 includes a projected decline of approximately $10.0 million in Core RV seasonal and transient base rental income compared to the first quarter of 2020.
(3)    Guidance includes all announced acquisitions and capital events, including the anticipated $270.0 million secured financing transaction mentioned in this release. We make no other assumptions for future capital events or use of free cash flow.
(4)    First Quarter 2021 Normalized FFO per share is anticipated to represent 24-25% of full year Normalized FFO per share.

ii

2021 Dividends
Our Board of Directors has approved setting the annual dividend rate for 2021 at $1.45 per share of common stock, an increase of 5.8%, or $0.08, over the current $1.37 per share of common stock for 2020. Our Board of Directors, in its sole discretion, will determine the amount of each quarterly dividend in advance of payment.
Balance Sheet Activity
During January 2021, we locked rate on an anticipated $270.0 million secured financing transaction. Upon consummation, which is subject to customary closing conditions, the loan is anticipated to be secured by two RV communities and one MH community and is expected to have a maturity of 10 years and a fixed interest rate of 2.4%. We plan to use net proceeds from the transaction to repay a portion of our debt maturing in 2022 and to apply the remaining proceeds to the outstanding balance on our line of credit.
About Equity LifeStyle Properties
We are a self-administered, self-managed real estate investment trust (“REIT”) with headquarters in Chicago. As of January 25, 2021, we own or have an interest in 423 quality properties in 33 states and British Columbia consisting of 161,229 sites.
For additional information, please contact our Investor Relations Department at (800) 247-5279 or at investor_relations@equitylifestyle.com.
Conference Call
A live webcast of our conference call discussing these results will take place tomorrow, Tuesday, January 26, 2021, at 10:00 a.m. Central Time. Please visit the Investor Relations section at www.equitylifestyleproperties.com for the link. A replay of the webcast will be available for two weeks at this site.
Forward-Looking Statements
In addition to historical information, this press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate," "expect," "believe," "project," "intend," "may be" and "will be" and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include without limitation, information regarding our expectations, goals or intentions regarding the future, and the expected effect of our acquisitions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•our ability to control costs and real estate market conditions, our ability to retain customers, the actual use of sites by customers and our success in acquiring new customers at our properties (including those that we may acquire);
•our ability to maintain historical or increase future rental rates and occupancy with respect to properties currently owned or that we may acquire;
•our ability to attract and retain customers entering, renewing and upgrading membership subscriptions;
•our assumptions about rental and home sales markets;
•our assumptions and guidance concerning 2021 growth rates and Net Income and Normalized FFO per share data;
•our ability to manage counterparty risk;
•our ability to renew our insurance policies at existing rates and on consistent terms;
•in the age-qualified properties, home sales results could be impacted by the ability of potential home buyers to sell their existing residences as well as by financial, credit and capital markets volatility;
•results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

iii

•impact of government intervention to stabilize site-built single-family housing and not manufactured housing;
•effective integration of recent acquisitions and our estimates regarding the future performance of recent acquisitions;
•the completion of future transactions in their entirety, if any, and timing and effective integration with respect thereto;
•unanticipated costs or unforeseen liabilities associated with recent acquisitions;
•our ability to obtain financing or refinance existing debt on favorable terms or at all;
•the effect of interest rates;
•the effect from any breach of our, or any of our vendors', data management systems;
•the dilutive effects of issuing additional securities;
•the outcome of pending or future lawsuits or actions brought against us, including those disclosed in our filings with the Securities and Exchange Commission; and
•other risks indicated from time to time in our filings with the Securities and Exchange Commission.

Our guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2021 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort and marina sites; (iii) scheduled or implemented rate increases on community, resort and marina sites; (iv) scheduled or implemented rate increases in annual payments under membership subscriptions; (v) occupancy changes; (vi) our ability to attract and retain membership customers; (vii) our ability to integrate and operate recent acquisitions in accordance with our estimates; (viii) completion of pending transactions in their entirety and on assumed schedule; (ix) ongoing legal matters and related fees; and (x) costs to restore property operations and potential revenue losses following storms or other unplanned events. In addition, these forward-looking statements, including our 2021 guidance are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers, and employees in particular, its impact on the employment rate and the economy, the extent and impact of governmental responses, and the impact of operational changes we have implemented and may implement in response to the pandemic.

For further information on these and other factors that could impact us and the statements contained herein, refer to our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q.

    These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

iv

Supplemental Financial Information

Operations Update

We continued our strong performance in 2020, as marked by these key operational and financial accomplishments:
•Added 1,058 expansion Sites including 549 MH Sites to our Core Portfolio during the year ended December 31, 2020.
•MH occupancy within our Core Portfolio increased by 293 Sites to 68,869 Sites as of December 31, 2020, with a weighted average occupancy of 95.2% for the year ended December 31, 2020 compared to 95.1% for the year ended December 31, 2019.
•Manufactured homeowners within our Core Portfolio increased by 345 to 64,945 as of December 31, 2020 compared to 64,600 as of December 31, 2019.
•MH and RV rental income within our Core Portfolio increased by 4.6% and 1.1%, respectively, compared to December 31, 2019.
•Core Portfolio generated full year growth of 2.9% in income from property operations, excluding deferrals and property management, compared to 2019.
•Normalized FFO per common share on a fully diluted basis was $2.17, 3.9% higher than in December 31, 2019.
•Acquired one MH community, seven RV communities and one marina for $209.2 million.
•Originated secured debt with gross proceeds of $662.3 million with an average maturity of 12 years and a weighted average interest rate of 2.6%. We used these proceeds to repay debt of $414.9 million at a weighted average rate of 4.1% with a remaining weighted average maturity of 1.9 years. The remainder of the proceeds were used to repay the line of credit throughout the year.

COVID Update

•All properties continue to be open subject to seasons of operation and state and local guidelines.
◦Some amenities at certain properties remain closed at this time due to state and local guidelines.
◦All RV properties continue to be open to transient customers.
•As of January 22, 2021, the total collection rates from our MH and RV Annuals for the quarter ended December 31, 2020 were 98% and 99%, respectively. We continue to follow various state and local guidelines related to rent collections and eviction proceedings.
•Seasonal RV base rental income within our Core Portfolio decreased 24.7%, or approximately $2.0 million, compared to the fourth quarter of 2019. The decrease was primarily due to the closure of the Canadian border.

4Q 2020 Supplemental Financial Information	1	Equity LifeStyle Properties, Inc.

Investor Information

Equity Research Coverage (1)
Bank of America Securities	Berenberg Bank	BMO Capital Markets
Jeffrey Spector/ Joshua Dennerlein	Keegan Carl	John Kim

Citi Research	Evercore ISI	Green Street Advisors
Michael Bilerman/ Nick Joseph	Steve Sakwa/ Samir Khanal	John Pawlowski

Robert W. Baird & Company	Wells Fargo Securities
Wes Golladay	Todd Stender

______________________
1.Any opinions, estimates or forecasts regarding our performance made by these analysts or agencies do not represent our opinions, forecasts or predictions. We do not by reference to these firms imply our endorsement of or concurrence with such information, conclusions or recommendations.

4Q 2020 Supplemental Financial Information	2	Equity LifeStyle Properties, Inc.

Financial Highlights

(In millions, except Common Stock and OP Units outstanding and per share data, unaudited)

	As of and for the Three Months Ended
	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
Operating Information
Total revenues	$271.9	$285.0	$254.1	$280.5	$258.6
Net income	$68.4	$53.5	$48.9	$70.7	$58.1
Net income available for Common Stockholders	$64.6	$50.6	$46.2	$66.9	$55.0
Adjusted EBITDAre (1)	$133.1	$129.7	$116.2	$138.2	$124.5
FFO available for Common Stock and OP Unit holders (1)(2)	$108.9	$95.8	$89.5	$112.3	$99.5
Normalized FFO available for Common Stock and OP Unit holders (1)(2)	$108.9	$105.5	$90.9	$113.3	$99.5
Funds Available for Distribution ("FAD") for Common Stock and OP Unit holders (1)(2)	$91.1	$90.0	$75.6	$101.8	$84.6

Common Stock and OP Units Outstanding (In thousands) and Per Share Data
Common Stock and OP Units, end of the period	192,710	192,704	192,636	192,627	192,581
Weighted average Common Stock and OP Units outstanding - Fully Diluted	192,578	192,537	192,542	192,564	192,458
Net income per Common Share - Fully Diluted (3)	$0.35	$0.28	$0.25	$0.37	$0.30
FFO per Common Share and OP Unit - Fully Diluted	$0.57	$0.50	$0.47	$0.58	$0.52
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.57	$0.55	$0.47	$0.59	$0.52
Dividends per Common Share	$0.3425	$0.3425	$0.3425	$0.3425	$0.3063

Balance Sheet
Total assets	$4,419	$4,260	$4,268	$4,212	$4,151
Total liabilities	$3,114	$2,961	$2,961	$2,892	$2,829

Market Capitalization
Total debt (4)	$2,695	$2,529	$2,522	$2,486	$2,432
Total market capitalization (5)	$14,905	$14,342	$14,558	$13,558	$15,988

Ratios
Total debt / total market capitalization	18.1%	17.6%	17.3%	18.3%	15.2%
Total debt / Adjusted EBITDAre (6)	5.2	5.0	5.0	4.9	4.8
Interest coverage (7)	5.1	4.9	4.9	4.9	4.9
Fixed charges(8)	5.0	4.9	4.9	4.9	4.8

______________________
1.See Non-GAAP Financial Measures Definitions and Other Terms at the end of the supplemental financial information for definitions of Adjusted EBITDAre, FFO, Normalized FFO and FAD and a reconciliation of Consolidated net income to Adjusted EBITDAre.
2.See page 8 for a reconciliation of Net income available for Common Stockholders to Non-GAAP financial measures FFO available for Common Stock and OP Unit holders, Normalized FFO available for Common Stock and OP Unit holders and FAD for Common Stock and OP Unit holders.
3.Net income per Common Share - Fully Diluted is calculated before Income allocated to non-controlling interest - Common OP Units.
4.Excludes deferred financing costs of approximately $27.9 million as of December 31, 2020.
5.See page 15 for the calculation of market capitalization as of December 31, 2020.
6.Calculated using trailing twelve months Adjusted EBITDAre.
7.Calculated by dividing trailing twelve months Adjusted EBITDAre by the interest expense incurred during the same period.
8.See Non-GAAP Financial Measures Definitions and Other Terms at the end of the supplemental financial information for a definition of fixed charges. This ratio is calculated by dividing trailing twelve months Adjusted EBITDAre by the sum of fixed charges and preferred stock dividends, if any, during the same period.

4Q 2020 Supplemental Financial Information	3	Equity LifeStyle Properties, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2020	December 31, 2019
	(unaudited)
Assets
Investment in real estate:
Land	$1,657,206	$1,525,407
Land improvements	3,562,909	3,336,070
Buildings and other depreciable property	940,311	881,572
	6,160,426	5,743,049
Accumulated depreciation	(1,924,585)	(1,776,224)
Net investment in real estate	4,235,841	3,966,825
Cash and restricted cash	24,060	28,860
Notes receivable, net	35,844	37,558
Investment in unconsolidated joint ventures	19,726	20,074
Deferred commission expense	42,472	41,149
Other assets, net	61,026	56,809
Total Assets	$4,418,969	$4,151,275

Liabilities and Equity
Liabilities:
Mortgage notes payable, net	$2,444,930	$2,049,509
Term loan, net	—	198,949
Unsecured line of credit	222,000	160,000
Accounts payable and other liabilities	129,666	124,665
Deferred revenue – upfront payments from membership upgrade sales	138,878	126,814
Deferred revenue – annual membership subscriptions	11,814	10,599
Accrued interest payable	8,336	8,639
Rents and other customer payments received in advance and security deposits	92,587	91,234
Distributions payable	66,003	58,978
Total Liabilities	3,114,214	2,829,387
Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized as of December 31, 2020 and December 31, 2019; none issued and outstanding.	—	—
Common stock, $0.01 par value, 600,000,000 and 400,000,000 shares authorized as of December 31, 2020 and December 31, 2019, respectively; 182,230,631 and 182,089,595 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively.	1,813	1,812
Paid-in capital	1,411,397	1,402,696
Distributions in excess of accumulated earnings	(179,523)	(154,318)
Accumulated other comprehensive income (loss)	—	(380)
Total Stockholders’ Equity	1,233,687	1,249,810
Non-controlling interests – Common OP Units	71,068	72,078
Total Equity	1,304,755	1,321,888
Total Liabilities and Equity	$4,418,969	$4,151,275

4Q 2020 Supplemental Financial Information	4	Equity LifeStyle Properties, Inc.

Consolidated Income Statements

(In thousands, unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenues:
Rental income	$227,565	$218,946	$923,743	$879,635
Annual membership subscriptions	13,609	12,963	53,085	51,015
Membership upgrade sales current period, gross	5,217	4,502	21,739	19,111
Membership upgrade sales upfront payments, deferred, net	(2,683)	(2,238)	(12,062)	(10,451)
Other income	13,001	11,165	46,008	43,063
Gross revenues from home sales	12,450	11,917	45,695	34,655
Brokered resale and ancillary services revenues, net	49	(1,071)	2,060	3,493
Interest income	1,755	1,822	7,154	7,207
Income from other investments, net	933	634	4,026	9,528
Total revenues	271,896	258,640	1,091,448	1,037,256

Expenses:
Property operating and maintenance	85,875	79,939	354,340	333,520
Real estate taxes	16,630	16,742	66,120	62,338
Sales and marketing, gross	4,024	3,897	17,332	15,583
Membership sales commissions, deferred, net	(333)	(326)	(1,660)	(1,219)
Property management	13,623	13,834	57,967	56,509
Depreciation and amortization	39,194	39,325	155,131	152,110
Cost of home sales	12,602	11,866	46,229	35,096
Home selling expenses	1,037	1,183	4,572	4,401
General and administrative	8,120	7,835	39,276	35,679
Other expenses	682	438	2,567	2,865
Early debt retirement	—	—	10,786	1,491
Interest and related amortization	25,231	26,259	102,771	104,223
Total expenses	206,685	200,992	855,431	802,596
Gain on sale of real estate, net	—	—	—	52,507
Income before equity in income of unconsolidated joint ventures	65,211	57,648	236,017	287,167
Equity in income of unconsolidated joint ventures	3,160	478	5,399	8,755
Consolidated net income	68,371	58,126	241,416	295,922

Income allocated to non-controlling interests – Common OP Units	(3,717)	(3,166)	(13,132)	(16,783)
Redeemable perpetual preferred stock dividends	(8)	(8)	(16)	(16)
Net income available for Common Stockholders	$64,646	$54,952	$228,268	$279,123

4Q 2020 Supplemental Financial Information	5	Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures

This document contains certain non-GAAP measures used by management that we believe are helpful to understand our business. We believe investors should review these non-GAAP measures along with GAAP net income and cash flows from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flows from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. For definitions and reconciliations of non-GAAP measures to our financial statements as prepared under GAAP, refer to both Reconciliation of Net Income to Non-GAAP Financial Measures on page 8 and Non-GAAP Financial Measures Definitions and Reconciliations on pages 17 - 19.

4Q 2020 Supplemental Financial Information	6	Equity LifeStyle Properties, Inc.

Selected Non-GAAP Financial Measures

(In millions, except per share data, unaudited)

Quarter Ended
December 31, 2020
Income from property operations, excluding deferrals and property management - 2020 Core (1)	$148.5
Income from property operations, excluding deferrals and property management - Non-Core (1)	4.4
Property management and general and administrative	(21.7)
Other income and expenses	4.1
Interest and related amortization	(25.2)
Gain on unconsolidated joint ventures	(1.2)
Normalized FFO and FFO available for Common Stock and OP Unit holders (2)	$108.9

FFO per Common Share and OP Unit - Fully Diluted	$0.57
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.57

Normalized FFO available for Common Stock and OP Unit holders (2)	$108.9
Non-revenue producing improvements to real estate	(17.8)
FAD for Common Stock and OP Unit holders (2)	$91.1

Weighted average Common Stock and OP Units - Fully Diluted	192.6

______________________
1.See page 10 for details of the Core Income from Property Operations, excluding deferrals and property management. See page 11 for details of the Non-Core Income from Property Operations, excluding deferrals and property management.
2.See page 8 for a reconciliation of Net income available for Common Stockholders to FFO available for Common Stock and OP Unit holders, Normalized FFO available for Common Stock and OP Unit holders and FAD for Common Stock and OP Unit holders.

4Q 2020 Supplemental Financial Information	7	Equity LifeStyle Properties, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(In thousands, except per share data, unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income available for Common Stockholders	$64,646	$54,952	$228,268	$279,123
Income allocated to non-controlling interests – Common OP Units	3,717	3,166	13,132	16,783
Membership upgrade sales upfront payments, deferred, net	2,683	2,238	12,062	10,451
Membership sales commissions, deferred, net	(333)	(326)	(1,660)	(1,219)
Depreciation and amortization	39,194	39,325	155,131	152,110
Depreciation on unconsolidated joint ventures	183	176	727	1,223
Gain on unconsolidated joint ventures	(1,229)	—	(1,229)	—
Gain on sale of real estate, net	—	—	—	(52,507)
FFO available for Common Stock and OP Unit holders	108,861	99,531	406,431	405,964
Early debt retirement	—	—	10,786	2,085
Insurance proceeds due to catastrophic weather event (1)	—	—	—	(6,205)
COVID-19 expenses (2)	—	—	1,446	—
Normalized FFO available for Common Stock and OP Unit holders	108,861	99,531	418,663	401,844
Non-revenue producing improvements to real estate	(17,712)	(14,889)	(59,989)	(52,159)
FAD for Common Stock and OP Unit holders	$91,149	$84,642	$358,674	$349,685

Net income available per Common Share - Basic	$0.36	$0.30	$1.26	$1.54
Net income available per Common Share - Fully Diluted (3)	$0.35	$0.30	$1.25	$1.54

FFO per Common Share and OP Unit - Basic	$0.57	$0.52	$2.11	$2.12
FFO per Common Share and OP Unit - Fully Diluted	$0.57	$0.52	$2.11	$2.11

Normalized FFO per Common Share and OP Unit - Basic	$0.57	$0.52	$2.18	$2.10
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.57	$0.52	$2.17	$2.09

Average Common Stock - Basic	181,878	181,664	181,828	180,805
Average Common Stock and OP Units - Basic	192,360	192,157	192,312	191,739
Average Common Stock and OP Units - Fully Diluted	192,578	192,458	192,555	191,995

______________________
1.Represents insurance recovery revenue from reimbursement for capital expenditures related to Hurricane Irma.
2.Includes expenses incurred related to the development and implementation of Centers for Disease Control and Prevention ("CDC") and public health guidelines for social distancing and enhanced cleaning, property employee appreciation bonuses and emergency time-off pay. These COVID-19 expenses are considered incremental to our normal operations and are nonrecurring. As such, they have been excluded from the calculation of Normalized FFO.
3.Net income per fully diluted Common Share is calculated before Income allocated to non-controlling interest - Common OP Units.

4Q 2020 Supplemental Financial Information	8	Equity LifeStyle Properties, Inc.

Consolidated Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
MH base rental income (2) (3)	$145.2	$138.5	$572.7	$547.6
Rental home income (3)	4.2	3.9	16.4	14.9
RV and marina base rental income (3) (4)	67.7	65.1	287.8	269.9
Annual membership subscriptions	13.6	13.0	53.1	51.0
Membership upgrade sales current period, gross	5.2	4.5	21.7	19.1
Utility and other income (3) (5)	26.0	23.7	99.7	94.0
Property operating revenues	261.9	248.7	1,051.4	996.5

Property operating, maintenance and real estate taxes (3) (6)	103.4	96.3	421.4	394.0
Rental home operating and maintenance	1.6	1.5	5.9	5.6
Sales and marketing, gross	4.0	3.9	17.3	15.5
Property operating expenses	109.0	101.7	444.6	415.1
Income from property operations, excluding deferrals and property management (1) (6)	$152.9	$147.0	$606.8	$581.4

Manufactured home site figures and occupancy averages:
Total sites	72,535	72,149	72,380	72,128
Occupied sites	68,942	68,455	68,691	68,428
Occupancy %	95.0%	94.9%	94.9%	94.9%
Monthly base rent per site	$702	$675	$695	$667

RV and marina base rental income:
Annual	$49.6	$46.5	$192.2	$169.0
Seasonal	7.0	9.3	39.9	41.5
Transient	11.1	9.3	55.7	59.4
Total RV and marina base rental income	$67.7	$65.1	$287.8	$269.9

______________________
1.Excludes property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net.
2.See the manufactured home site figures and occupancy averages included below within this table.
3.MH base rental income, Rental home income, RV and marina base rental income and Utility income, net of bad debt expense, are presented in Rental income in the Consolidated Income Statements on page 5. Bad debt expense is presented in Property operating, maintenance and real estate taxes in this table.
4.See RV and marina base rental income detail included below within this table.
5.Utility and other income includes $0.2 million and $2.5 million of insurance recovery revenue for Hurricane Hanna and Hurricane Isaias for the quarter and year ended December 31, 2020, respectively.
6.Includes debris removal and cleanup costs of approximately $0.1 million and $2.9 million related to Hurricane Hanna and Hurricane Isaias for the quarter and year ended December 31, 2020, respectively. Results for the year ended December 31, 2020 also include $1.0 million related to the development and implementation of CDC and public health guidelines for social distancing and enhanced cleaning, property employee appreciation bonuses and emergency time-off pay. These COVID-19 expenses are considered incremental to our normal operations and are nonrecurring.

4Q 2020 Supplemental Financial Information	9	Equity LifeStyle Properties, Inc.

Core Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended December 31,			Years Ended December 31,
	2020	2019	Change (2)	2020	2019	Change (2)
MH base rental income (3)	$144.8	$138.5	4.5%	$572.2	$547.2	4.6%
Rental home income	4.2	3.9	7.8%	16.4	14.8	10.7%
RV base rental income (4)	60.9	59.7	1.9%	263.2	260.2	1.1%
Annual membership subscriptions	13.6	13.0	4.8%	53.0	51.0	4.0%
Membership upgrade sales current period, gross	5.2	4.5	15.9%	21.7	19.1	13.7%
Utility and other income (5)	25.2	23.1	9.2%	97.3	92.9	4.8%
Property operating revenues	253.9	242.7	4.6%	1,023.8	985.2	3.9%

Property operating, maintenance and real estate taxes (6) (7)	99.8	93.9	6.2%	408.2	388.6	5.0%
Rental home operating and maintenance	1.6	1.5	9.1%	5.9	5.6	6.3%
Sales and marketing, gross	4.0	3.9	3.3%	17.3	15.6	11.2%
Property operating expenses	105.4	99.3	6.1%	431.4	409.8	5.3%
Income from property operations, excluding deferrals and property management (1) (7)	$148.5	$143.4	3.6%	$592.4	$575.4	2.9%

Occupied sites (8)	68,869	68,576

Core manufactured home site figures and occupancy averages:
Total sites	72,099	71,888		72,065	71,834
Occupied sites	68,780	68,449		68,639	68,312
Occupancy %	95.4%	95.2%		95.2%	95.1%
Monthly base rent per site	$702	$675		$695	$668

Core RV base rental income:
Annual	$43.7	$41.6	5.1%	$170.4	$161.4	5.6%
Seasonal	7.0	9.2	(24.7)%	39.8	41.3	(3.7)%
Transient	10.2	8.9	14.8%	53.0	57.5	(8.0)%
Total RV base rental income	$60.9	$59.7	1.9%	$263.2	$260.2	1.1%

______________________
1.Excludes property management and the GAAP deferral of membership upgrades sales upfront payments and membership sales commissions, net.
2.Calculations prepared using actual results without rounding.
3.See Core manufactured home site figures and occupancy averages included below within this table.
4.See Core RV base rental income detail included below within this table.
5.Utility and other income includes $0.2 million and $2.5 million of insurance recovery revenue for Hurricane Hanna and Hurricane Isaias for the quarter and year ended December 31, 2020, respectively.
6.Includes bad debt expense for the periods presented.
7.Includes debris removal and cleanup costs of $0.1 million and $2.9 million related to Hurricane Hanna and Hurricane Isaias for the quarter and year ended December 31, 2020, respectively. Results for the year ended December, 2020 also include $1.0 million related to expenses incurred related to the development and implementation of CDC and public health guidelines for social distancing and enhanced cleaning, property employee appreciation bonuses and emergency time-off pay. These COVID-19 expenses are considered incremental to our normal operations and are nonrecurring.
8.Occupied sites are presented as of the end of the period. Occupied sites have increased by 293 from 68,576 at December 31, 2019.

4Q 2020 Supplemental Financial Information	10	Equity LifeStyle Properties, Inc.

Non-Core Income from Property Operations (1)

(In millions, unaudited)

	Quarter Ended	Year Ended
	December 31, 2020	December 31, 2020
MH base rental income	$0.4	$0.5
Rental home income	—	—
RV and marina base rental income	6.8	24.6
Utility and other income	0.8	2.5
Property operating revenues	8.0	27.6

Property operating expenses (2)	3.6	13.2
Income from property operations, excluding deferrals and property management (1)	$4.4	$14.4

______________________
1.Excludes property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net.
2.Includes bad debt expense for the periods presented.

4Q 2020 Supplemental Financial Information	11	Equity LifeStyle Properties, Inc.

Income from Rental Home Operations

(In millions, except occupied rentals, unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Manufactured homes:
Rental operations revenues (1)	$12.2	$11.7	$47.9	$46.0
Rental operations expense	1.6	1.5	5.9	5.6
Income from rental operations	10.6	10.2	42.0	40.4
Depreciation on rental homes (2)	2.7	2.9	10.9	10.6
Income from rental operations, net of depreciation	$7.9	$7.3	$31.1	$29.8

Occupied rentals: (3)
New	3,357	3,184
Used	567	792
Total occupied rental sites	3,924	3,976

	As of December 31, 2020		As of December 31, 2019
Cost basis in rental homes: (4)	Gross	Net of Depreciation	Gross	Net of Depreciation
New	$231.1	$191.1	$231.6	$200.3
Used	15.5	6.4	21.2	13.5
Total rental homes	$246.6	$197.5	$252.8	$213.8

______________________
1.For the quarters ended December 31, 2020 and 2019, approximately $8.0 million and $7.8 million, respectively, of the rental operations revenue is included in the MH base rental income in the Core Income from Property Operations on page 10. For the years ended December 31, 2020 and 2019, approximately $31.4 million and $31.2 million, respectively, of the rental operations revenue is included in the MH base rental income in the Core Income from Property Operations on page 10. The remainder of the rental operations revenue is included in Rental home income for the quarters and years ended December 31, 2020 and 2019 in the Core Income from Property Operations on page 10.
2.Depreciation on rental homes in our Core portfolio is presented in Depreciation and amortization in the Consolidated Income Statements on page 5.
3.Occupied rentals as of the end of the period in our Core portfolio. Included in the quarters ended December 31, 2020 and 2019 were 298 and 289 homes rented through our ECHO joint venture, respectively. As of December 31, 2020 and 2019, the rental home investment associated with our ECHO joint venture totaled approximately $11.6 million and $10.9 million, respectively.
4.Includes both occupied and unoccupied rental homes in our Core portfolio. New home cost basis does not include the costs associated with our ECHO joint venture. As of December 31, 2020 and 2019, our investment in the ECHO joint venture was approximately $17.4 million and $16.9 million, respectively.

4Q 2020 Supplemental Financial Information	12	Equity LifeStyle Properties, Inc.

Total Sites and Home Sales

(In thousands, except sites and home sale volumes, unaudited)

Summary of Total Sites as of December 31, 2020
Sites (1)
MH sites	73,200
RV sites:
Annual	30,800
Seasonal	10,700
Transient	14,500
Marina slips	2,800
Membership (2)	24,800
Joint Ventures (3)	3,600
Total (4)	160,500

Home Sales - Select Data
	Quarters Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Total New Home Sales Volume (5)	173	160	644	496
New Home Sales Volume - ECHO joint venture	13	15	51	65
New Home Sales Gross Revenues (5)	$11,539	$9,942	$40,402	$27,434

Total Used Home Sales Volume	96	200	546	827
Used Home Sales Gross Revenues	$911	$1,975	$5,293	$7,221

Brokered Home Resales Volume	126	193	580	868
Brokered Home Resale Revenues, net	$202	$295	$886	$1,372

______________________
1.MH sites are generally leased on an annual basis to residents who own or lease factory-built homes, including manufactured homes. Annual RV and marina sites are leased on an annual basis to customers who generally have an RV, factory-built cottage, boat or other unit placed on the site, including those Northern properties that are open for the summer season. Seasonal RV and marina sites are leased to customers generally for one to six months. Transient RV and marina sites are leased to customers on a short-term basis.
2.Sites primarily utilized by approximately 116,200 members. Includes approximately 6,000 sites rented on an annual basis.
3.Joint ventures have approximately 2,900 annual Sites, 500 seasonal Sites, and 200 transient Sites.
4.Total does not foot due to rounding.
5.Total new home sales volume includes home sales from our ECHO joint venture. New home sales gross revenues does not include the revenues associated with our ECHO joint venture.

4Q 2020 Supplemental Financial Information	13	Equity LifeStyle Properties, Inc.

Memberships - Select Data

(Unaudited)

	2016	2017	2018	2019	2020
Member Count (1)	104,728	106,456	111,094	115,680	116,169
Thousand Trails Camping Pass (TTC) Origination	29,576	31,618	37,528	41,484	44,129
TTC Sales	12,856	14,128	17,194	19,267	20,587
RV Dealer TTC Activations	16,720	17,490	20,334	22,217	23,542
Number of annuals (2)	5,756	5,843	5,888	5,938	5,986
Number of upgrade sales (3)	2,477	2,514	2,500	2,919	3,373

(In thousands, unaudited)
Annual membership subscriptions	$45,036	$45,798	$47,778	$51,015	$53,085
RV base rental income from annuals	$15,413	$16,841	$18,363	$19,634	$20,761
RV base rental income from seasonals/transients	$17,344	$18,231	$19,840	$20,181	$18,126
Membership upgrade sales current period, gross	$12,312	$14,130	$15,191	$19,111	$21,739
Utility and other income	$2,442	$2,254	$2,410	$2,422	$2,426

______________________
1.Members have entered into annual subscriptions with us that entitle them to use certain properties on a continuous basis for up to 21 days.
2.Members who rent a specific site for an entire year in connection with their membership subscriptions.
3.Existing members who have upgraded memberships are eligible for enhanced benefits, including but not limited to longer stays, the ability to make earlier reservations, potential discounts on rental units, and potential access to additional properties. Upgrades require a non-refundable upfront payment.

4Q 2020 Supplemental Financial Information	14	Equity LifeStyle Properties, Inc.

Market Capitalization

(In millions, except share and OP Unit data, unaudited)

Capital Structure as of December 31, 2020

	Total Common Stock/Units	% of Total Common Stock/Units	Total	% of Total	% of Total Market Capitalization

Secured Debt			$2,473	91.8%
Unsecured Debt			222	8.2%
Total Debt (1)			$2,695	100.0%	18.1%

Common Stock	182,230,631	94.6%
OP Units	10,479,194	5.4%
Total Common Stock and OP Units	192,709,825	100.0%
Common Stock price at December 31, 2020	$63.36
Fair Value of Common Stock and OP Units			$12,210	100.0%
Total Equity			$12,210	100.0%	81.9%

Total Market Capitalization			$14,905		100.0%

______________________
1.    Excludes deferred financing costs of approximately $27.9 million.

4Q 2020 Supplemental Financial Information	15	Equity LifeStyle Properties, Inc.

Debt Maturity Schedule

Debt Maturity Schedule as of December 31, 2020
(In thousands, unaudited)

Year	Secured Debt	Weighted Average Interest Rate	Unsecured Debt	Weighted Average Interest Rate	Total Debt	% of Total Debt	Weighted Average Interest Rate
2021	$—	—%	$—	—%	$—	—%	—%
2022	148,419	4.65%	—	—%	148,419	6.00%	4.65%
2023	99,574	5.00%	—	—%	99,574	4.03%	5.00%
2024	10,437	5.49%	—	—%	10,437	.42%	5.49%
2025	98,416	3.45%	—	—%	98,416	3.98%	3.45%
2026	—	—%	—	—%	—	—%	—%
2027	—	—%	—	—%	—	—%	—%
2028	217,058	4.19%	—	—%	217,058	8.78%	4.19%
2029	—	—%	—	—%	—	—%	—%
2030	275,385	2.69%	—	—%	275,385	11.14%	2.69%
Thereafter	1,622,921	3.68%	—	—%	1,622,921	65.65%	3.68%
Total	$2,472,210	3.72%	$—	—%	$2,472,210	100.0%	3.72%

Unsecured Line of Credit (1)	—		222,000		222,000

Note Premiums	666		—		666

Total Debt	2,472,876		222,000		2,694,876

Deferred Financing Costs	(27,946)		—		(27,946)

Total Debt, net	$2,444,930		$222,000		$2,666,930		3.79%	(2)

Average Years to Maturity	12.9		0.8		11.9

______________________
1.Reflects outstanding balance on our line of credit as of December 31, 2020. The Line of Credit matures in October 2021 and had an effective interest rate of 1.00% during the fourth quarter of 2020.
2.Reflects effective interest rate for the quarter ended December 31, 2020, including amortization of note premiums and deferred financing costs.

4Q 2020 Supplemental Financial Information	16	Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures Definitions and Reconciliations

FUNDS FROM OPERATIONS (FFO). We define FFO as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, depreciation and amortization related to real estate, impairment charges and adjustments to reflect our share of FFO of unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with our interpretation of standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive non-refundable upfront payments from membership upgrade contracts. In accordance with GAAP, the non-refundable upfront payments and related commissions are deferred and amortized over the estimated membership upgrade contract term. Although the NAREIT definition of FFO does not address the treatment of non-refundable upfront payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO.
We believe FFO, as defined by the Board of Governors of NAREIT, is generally a measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
NORMALIZED FUNDS FROM OPERATIONS (NORMALIZED FFO). We define Normalized FFO as FFO excluding non-operating income and expense items, such as gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs, and other miscellaneous non-comparable items. Normalized FFO presented herein is not necessarily comparable to Normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount.
FUNDS AVAILABLE FOR DISTRIBUTION (FAD). We define FAD as Normalized FFO less non-revenue producing capital expenditures.
We believe that FFO, Normalized FFO and FAD are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of gains or losses from sales of properties, depreciation and amortization related to real estate and impairment charges, which are based on historical costs and may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our operations. For example, we believe that excluding the early extinguishment of debt and other miscellaneous non-comparable items from FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
INCOME FROM PROPERTY OPERATIONS, EXCLUDING DEFERRALS AND PROPERTY MANAGEMENT. We define Income from property operations, excluding deferrals and property management as rental income, membership subscriptions and upgrade sales, utility and other income less property and rental home operating and maintenance expenses, real estate taxes, sales and marketing expenses, excluding property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net. For comparative purposes, we present bad debt expense within Property operating, maintenance and real estate taxes in the current and prior periods. We believe that this Non-GAAP financial measure is helpful to investors and analysts as a measure of the operating results of our properties.

4Q 2020 Supplemental Financial Information	17	Equity LifeStyle Properties, Inc.

The following table reconciles Net income available for Common Stockholders to Income from property operations:

	Quarters Ended December 31,		Years Ended December 31,
(amounts in thousands)	2020	2019	2020	2019
Net income available for Common Stockholders	$64,646	$54,952	$228,268	$279,123
Redeemable perpetual preferred stock dividends	8	8	16	16
Income allocated to non-controlling interests – Common OP Units	3,717	3,166	13,132	16,783
Equity in income of unconsolidated joint ventures	(3,160)	(478)	(5,399)	(8,755)
Income before equity in income of unconsolidated joint ventures	65,211	57,648	236,017	287,167
Gain on sale of real estate, net	—	—	—	(52,507)
Membership upgrade sales upfront payments, deferred, net	2,683	2,238	12,062	10,451
Gross revenues from home sales	(12,450)	(11,917)	(45,695)	(34,655)
Brokered resale and ancillary services revenues, net	(49)	1,071	(2,060)	(3,493)
Interest income	(1,755)	(1,822)	(7,154)	(7,207)
Income from other investments, net	(933)	(634)	(4,026)	(9,528)
Membership sales commissions, deferred, net	(333)	(326)	(1,660)	(1,219)
Property management	13,623	13,834	57,967	56,509
Depreciation and amortization	39,194	39,325	155,131	152,110
Cost of home sales	12,602	11,866	46,229	35,096
Home selling expenses	1,037	1,183	4,572	4,401
General and administrative	8,120	7,835	39,276	35,679
Other expenses	682	438	2,567	2,865
Early debt retirement	—	—	10,786	1,491
Interest and related amortization	25,231	26,259	102,771	104,223
Income from property operations, excluding deferrals and property management	152,863	146,998	606,783	581,383
Membership upgrade sales upfront payments, and membership sales commissions, deferred, net	(2,350)	(1,912)	(10,402)	(9,232)
Property management	(13,623)	(13,834)	(57,967)	(56,509)
Income from property operations	$136,890	$131,252	$538,414	$515,642
EARNINGS BEFORE INTEREST, TAX, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE (EBITDAre) AND ADJUSTED EBITDAre. We define EBITDAre as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, gains or losses from sales of properties, impairments charges, and adjustments to reflect our share of EBITDAre of unconsolidated joint ventures. We compute EBITDAre in accordance with our interpretation of the standards established by NAREIT, which may not be comparable to EBITDAre reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive non-refundable upfront payments from membership upgrade contracts. In accordance with GAAP, the non-refundable upfront payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of EBITDAre does not address the treatment of non-refundable upfront payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of EBITDAre.
We define Adjusted EBITDAre as EBITDAre excluding non-operating income and expense items, such as gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs, and other miscellaneous non-comparable items.
We believe that EBITDAre and Adjusted EBITDAre may be useful to an investor in evaluating our operating performance and liquidity because the measures are widely used to measure the operating performance of an equity REIT.

4Q 2020 Supplemental Financial Information	18	Equity LifeStyle Properties, Inc.

The following table reconciles Consolidated net income to EBITDAre and Adjusted EBITDAre:

	Quarters Ended December 31,		Years Ended December 31,
(amounts in thousands)	2020	2019	2020	2019
Consolidated net income	$68,371	$58,126	$241,416	$295,922
Interest income	(1,755)	(1,822)	(7,154)	(7,207)
Membership upgrade sales upfront payments, deferred, net	2,683	2,238	12,062	10,451
Membership sales commissions, deferred, net	(333)	(326)	(1,660)	(1,219)
Real estate depreciation and amortization	39,194	39,325	155,131	152,110
Other depreciation and amortization	682	438	2,567	1,774
Interest and related amortization	25,231	26,259	102,771	104,223
Gain on sale of real estate, net	—	—	—	(52,507)
Adjustments to our share of EBITDAre of unconsolidated joint ventures (1)	(966)	273	(154)	3,131
EBITDAre	133,107	124,511	504,979	506,678
Early debt retirement	—	—	10,786	2,085
Insurance proceeds due to catastrophic weather event	—	—	—	(6,205)
COVID-19 expenses	—	—	1,446	—
Adjusted EBITDAre	$133,107	$124,511	$517,211	$502,558
CORE. The Core properties include properties we owned and operated during all of 2019 and 2020. We believe Core is a measure that is useful to investors for annual comparison as it removes the fluctuations associated with acquisitions, dispositions and significant transactions or unique situations.
NON-CORE. The Non-Core properties include properties that were not owned and operated during all of 2019 and 2020. This includes, but is not limited to, four properties and the marinas acquired and five properties sold during 2019 and eight properties and one marina acquired during 2020.
INCOME FROM RENTAL OPERATIONS, NET OF DEPRECIATION. We use Income from rental operations, net of depreciation as an alternative measure to evaluate the operating results of our home rental program. Income from rental operations, net of depreciation, represents income from rental operations less depreciation expense on rental homes. We believe this measure is meaningful for investors as it provides a complete picture of the home rental program operating results, including the impact of depreciation, which affects our home rental program investment decisions.
NON-REVENUE PRODUCING IMPROVEMENTS. Represents capital expenditures that do not directly result in increased revenue or expense savings and are primarily comprised of common area improvements, furniture and mechanical improvements.
FIXED CHARGES. Fixed charges consist of interest expense, amortization of note premiums and debt issuance costs.

______________________
1.The quarter and year ended December 31, 2020 excluded a $1.2 million gain on the sale of real estate from our Voyager joint venture.

4Q 2020 Supplemental Financial Information	19	Equity LifeStyle Properties, Inc.